SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
  PURSUANT TO SECTION  13 OR 15(d) OF THE
SECURITIES  EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 4, 2014

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

Does Not Apply
(Fonner name or former address, if changed since last report)

Item 8.01.  Other Events

Acquisition of American Funeral Financial

On June 4, 2014, Security National Financial Corporation (the “Company”), through its wholly owned subsidiary, SNFC Subsidiary, LLC (“SNFC Subsidiary”), completed a purchase transaction with American Funeral Financial, LLC, a South Carolina limited liability company (“American Funeral Financial”) and Hypershop, LLC, a North Carolina  limited liability  company (“Hypershop”), the sole owner of all the limited liability company interests of American Funeral Financial, to purchase all of the outstanding limited liability company interests, or membership units, of American Funeral Financial.  American Funeral Financial is engaged in the operation of a factoring business with the principal purpose of providing funding for funeral homes and mortuaries.  For the year ended December 31, 2013, American Funeral Financial had revenues of $5,026,000 with a net income of $164,000.  As of December 31, 2013, the total assets of American Funeral Financial were $19,153,000 and total equity was $1,680,000.

Under the terms of the transaction, as set forth in the Unit Purchase Agreement dated June 4, 2014 (the “Purchase Agreement”), among the Company, SNFC Subsidiary, American Funeral Financial and Hypershop, the Company paid Hypershop purchase consideration equal to (i) $3,000,000 in cash, of which $175,000 was deposited into an interest bearing escrow account to be held for a period of twelve months from the closing date to pay off the indebtedness and other liabilities of American Funeral Financial, plus (ii) $12,011,183, representing the amount of the good standing receivables of American Funeral Financial, plus (iii)  earn-out payments equal to .0042 of the aggregate amount of life insurance assignments funded by American Funeral Financial during the three year period following the closing date of the transaction.  The purchase consideration was to be used to payoff the indebtedness that American Funeral Financial owed to Security Finance Corporation of Spartanburg, as well as to pay off all other indebtedness and liabilities of American Funeral Financial.

The good standing receivables of American Funeral Financial are defined as its assignment receivables outstanding for less than 120 days from the closing date.  Within 15 business days after the expiration of the 120-day period following the closing date, Security National agrees to provide Hypershop with reasonable supporting detail of the amount of any assignment receivables included in the good standing receivables that were not collected in full by Security National during such 120-day period, and which of the uncollected good standing receivables that Security National elects to receive payment from Hypershop.  Thus, under the Purchase Agreement, Security National is entitled to payment from Hypershop for any uncollected good standing receivables in which Security National elects to receive payment.

The uncollected good standing receivables payment is to be paid to Security National within 15 days from Hypershop’s receipt of the uncollected receivable notice from Security National through reduction of funds in the escrow account until the escrow amount has been reduced to zero or fully disbursed, and if the escrow amount is insufficient, then payment is to be made by offsetting or crediting the amounts owed to Security National from the earn-out payments owed to Hypershop until Security National has received full payment of the amount equal to the uncollected receivables payment.  Security National, SNFC Subsidiary, Hyershop and American Funeral agree that if the escrow amount and the offsets against earn-out payments are insufficient to pay the amount of the uncollected good standing receivables and the outstanding indebtedness and other liabilities of American Funeral Financial as of the closing date, then Security National has no further recourse against Hypershop, and Hypershop has no further obligation or liability to Security National.

During the period between the closing date and 270 days after the closing date, Security National is required to use commercially reasonable efforts to collect all outstanding receivables, including assignment receivables outstanding for over 120 days from the closing date.  In the event that Security National collects any assignment receivables that are outstanding for more than 120 days, Security National agrees to pay Hypershop the amount of such receivables within 15 business days after the receipt of such receivables.  If Security National is unable to collect all the outstanding receivables that are more than 120 days from the closing date, Security National agrees to transfer to Hypershop all right, title and interest to such receivables.

With regard to earn-out payments, Security National agrees to provide earn-out payments to Hypershop on a monthly basis over a three year  period in the amount equal to the life insurance assignments that American Funeral Financial has funded during the applicable monthly calculation period multiplied by the earn-out multiple of .0042.  In the event any customer of American Funeral Financial has also been a customer of C & J Financial, LLC (“C & J Financial”), a wholly owned subsidiary of Security National, during the twelve month period prior to the closing date, the earn-out multiple would be proportionately reduced by the funding amount provided by American Funeral Financial for such customer during the twelve month period prior to the closing date as compared to the funding amount provided by C & J Financial for such customer during the same twelve month period.

Finally, at closing, Security National, SNFC Subidiary and American Funeral Financial entered into a non-competition and confidentiality agreement with Scott Coffman, President of Hypershop.  Additionally, American Funeral Financial entered into an employment agreement with Charles B. Gallagher, Jr., who had been serving as Executive Vice President and Chief Operating Officer of American Funeral Financial, and a consulting agreement with A. Todd Justice, who had been serving as President of American Funeral Financial.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits

10.1Unit Purchase Agreement among Security National Financial Corporation, SNFC Subsidiary, LLC, American Funeral Financial, LLC, and Hypershop, LLC, the sole owner of membership interests of American Funeral Financial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: June 13, 2014	By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President and Chief Executive Officer